Exhibit 99.1
LAKES ENTERTAINMENT, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
     The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Lakes Entertainment, Inc. and its subsidiaries (“Lakes”), including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the dividend of WPT Enterprises, Inc. (“WPTE”) stock. The dividend of WPTE stock was completed on November 21, 2008. Prior to the dividend of WPTE stock, Lakes owned approximately 61% of WPTE. WPTE is principally engaged in the creation of internationally-branded entertainment and consumer projects driven by the development, production and marketing of televised programming based on gaming themes, the licensing and sale of branded products and the sale of corporate sponsorships.
     The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 28, 2008 and for the year ended December 30, 2007 assume that the spin-off of WPTE occurred as of the beginning of the periods presented. The unaudited pro forma condensed consolidated balance sheet as of September 28, 2008 is presented as if the spin-off had occurred as of that date. The unaudited pro forma condensed consolidated financial information has been prepared based upon available information and certain assumptions and estimates that Lakes believes are reasonable. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that might have occurred had the spin-off occurred as of the dates stated above. The pro forma adjustments are described in the notes hereto.
     The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited financial statements and notes thereto and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in Lakes’ Annual Report on Form 10-K as of and for the year ended December 30, 2007, and the unaudited interim financial statements and related MD&A included in Lakes’ Quarterly Reports on Form 10-Q as of and for the periods ended March 30, 2008, June 29, 2008 and September 28, 2008.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
September 28, 2008

	Lakes	Pro Forma	Lakes
	Historical	Adjustments (a)	Pro Forma
	(Dollars in thousands)
Assets
Current assets	$31,775	$12,708	$19,067
Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	82,190	—	82,190
Intangible assets, net of accumulated amortization of $7.9 million	62,728	—	62,728
Other long-term assets related to Indian casino projects	12,747	—	12,747

Total long-term assets related to Indian casino projects	157,665	—	157,665

Other assets:
Investments in securities	35,614	11,248	24,366
Other long-term assets	20,047	3,092	16,955

Total other assets	55,661	14,340	41,321

Total assets	$245,101	$27,048	$218,053

Liabilities and shareholders’ equity

Current liabilities	$36,801	$3,057	$33,744
Long-term liabilities	5,598	—	5,598

Total liabilities	42,399	3,057	39,342

Commitments and contingencies
Minority interest in subsidiary	9,380	9,380	—
Shareholders’ equity:
Common stock, $.01 par value; authorized 200,000 shares; 26,015 issued and outstanding at September 28, 2008	260	—	260
Additional paid-in capital	197,773	14,051	183,722
Retained earnings (accumulated deficit)	(1,046)	1,816	(2,862)
Accumulated other comprehensive loss	(3,665)	(1,256)	(2,409)

Total shareholders’ equity	193,322	14,611	178,711

Total liabilities and shareholders’ equity	$245,101	$27,048	$218,053

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Nine Months Ended September 28, 2008

	Lakes	Pro Forma	Lakes
	Historical	Adjustments (a)	Pro Forma
	(Dollars in thousands, except per share data)
Revenues:
Management, consulting and development fees	$18,816	$—	$18,816
License fees	8,824	8,773	51
Host fees, sponsorship, online gaming and other	4,093	4,093	—

Total revenues	31,733	12,866	18,867

Costs and expenses:
Selling, general and administrative	38,175	16,073	22,102
Production costs	6,452	6,452	—
Amortization of intangible assets related to Indian casino projects	5,042	—	5,042
Other costs and expenses	2,540	2,285	255

Total costs and expenses	52,209	24,810	27,399

Net realized and unrealized gains on notes receivable	984	—	984

Loss from continuing operations	(19,492)	(11,944)	(7,548)

Other income, net	840	815	25

Loss before income taxes and minority interest in net loss of subsidiary	(18,652)	(11,129)	(7,523)
Income taxes	3,512	3	3,509

Loss before minority interest in net loss of subsidiary	(22,164)	(11,132)	(11,032)
Minority interest in net loss of subsidiary	4,352	4,352	—

Net loss applicable to common shareholders from continuing operations	(17,812)	(6,780)	(11,032)

Other comprehensive loss:
Unrealized loss on securities, net of tax	(3,679)	(1,270)	(2,409)

Comprehensive loss	$(21,491)	$(8,050)	$(13,441)

Loss applicable to common shareholders per share from continuing operations — basic	$(0.72)		$(0.44)

Weighted-average common shares outstanding — basic	24,906		24,906

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Year Ended December 30, 2007

	Lakes	Pro Forma	Lakes
	Historical	Adjustments (a)	Pro Forma
	(Dollars in thousands, except per share data)
Revenues:
Management, consulting and development fees	$6,645	$—	$6,645
License fees	15,609	15,514	95
Host fees, sponsorship, online gaming and other	6,198	6,198	—

Total revenues	28,452	21,712	6,740

Costs and expenses:
Selling, general and administrative	40,082	22,313	17,769
Production costs	8,224	8,224	—
Amortization of intangible assets related to Indian casino projects	2,806	—	2,806
Other costs and expenses	3,352	2,652	700

Total costs and expenses	54,464	33,189	21,275

Net realized and unrealized gains on notes receivable	7,229	—	7,229

Loss from continuing operations	(18,783)	(11,477)	(7,306)

Other income (expense):
Interest income	8,552	1,779	6,773
Loss on extinguishment of debt	(3,830)	—	(3,830)
Other income, net	(951)	—	(951)

Total other income (expense), net	3,771	1,779	1,992

Loss before income taxes and minority interest in net loss of subsidiary	(15,012)	(9,698)	(5,314)
Income taxes	2,329	(70)	2,399

Loss before minority interest in net loss of subsidiary	(17,341)	(9,628)	(7,713)
Minority interest in net loss of subsidiary	3,737	3,737	—

Net loss from continuing operations	(13,604)	(5,891)	(7,713)
Stock warrant inducement discount	1,444	—	1,444

Net loss applicable to common shareholders from continuing operations	(15,048)	(5,891)	(9,157)

Other comprehensive earnings	472	63	409

Comprehensive loss	$(14,576)	$(5,828)	$(8,748)

Loss applicable to common shareholders per share from continuing operations — basic	$(0.63)		$(0.38)

Weighted-average common shares outstanding — basic	23,948		23,948

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(a)	Reflects the following:
1.	The removal of WPT Enterprises, Inc.’s (“WPTE”) historical results from the ongoing operations of the Company as if the dividend of WPTE stock had occurred at the beginning of the periods presented; and

2.	The removal of WPTE’s financial position from the Company’s balance sheet as if the dividend of WPTE stock had occurred as of the balance sheet date.